                                                                   Exhibit 99.1

[AMKOR TECHNOLOGY LOGO]

                                                                 News Release

          AMKOR REPORTS RECORD REVENUE FOR FOURTH QUARTER AND FULL YEAR

West Chester, PA. - January 31, 2001 -- Amkor Technology, Inc. announced revenue for 2000 rose 25% to $2.39 billion, marking Amkor's fifteenth consecutive year of revenue growth. Fourth quarter revenue was $637 million, an increase of 18% from $538 million in the fourth quarter of 1999. Assembly & test revenue rose 16% to $529 million from $457 million in the fourth quarter of last year. Wafer fab revenue was $108 million compared with $81 million in the fourth quarter of 1999.

For 2000, net income before amortization of goodwill and acquired intangibles more than doubled, to $242 million, or $1.60 per share, compared to $96 million, or $0.77 per share, for 1999. Including amortization of goodwill and acquired intangibles, 2000 net income was $154 million, or $1.02 per share, compared with $77 million, or $0.63 per share, for 1999.

Fourth quarter net income before amortization of goodwill and acquired intangibles was $71 million, or $0.45 per share, compared with $27 million, or $0.21 per share, for the fourth quarter of 1999. Including amortization of goodwill and acquired intangibles, net income was $41 million, or $0.26 per share, compared with $20 million, or $0.16 per share, for the fourth quarter of 1999.

There were 158 million weighted average shares outstanding on a fully diluted basis for the fourth quarter of 2000 compared with 137 million in the year-ago period.

"Given the unexpectedly severe and broad-based weakness in economic activity that developed toward the end of the year, we are satisfied with our fourth quarter and full year operating results," said John Boruch, Amkor's President. "While we experienced a general pullback in die shipments during the fourth quarter, combined revenues from four of our five largest customers actually increased by 10% in Q4."

"During January however, industry conditions continued to deteriorate, and customer forecasts have weakened across the board. We expect the first quarter of 2001 to be very challenging, and we will be implementing measures to manage our operating costs in line with expected levels of business activity," said Mr. Boruch. "Our current view is that second quarter revenues will be higher than in Q1 2000."

                                     -more-

"Fourth quarter gross margin rose to 26.9% from 20.4% in Q4 '99," said Ken Joyce, Amkor's Chief Financial Officer. Effective with the fourth quarter of 2000, the amortization of goodwill and acquired intangibles previously included in "Cost of Revenues" is now reported as a separate line item below the gross profit line. Prior periods have been restated to reflect this treatment.

Overall assembly ASP's were flat for the fourth quarter, compared with a 2.1% decline in the third quarter, due principally to improved product mix.

Depreciation and amortization expenses were $101 million compared with $54 million in the fourth quarter of 1999.

Fourth quarter EBITDA was $187 million compared to $114 million in Q4 `99. We have calculated EBITDA as earnings before income taxes; equity in income (loss) of affiliates; foreign currency gain or loss; interest expense, net; depreciation and amortization. EBITDA is a common measure used by investors to evaluate a company's ability to service debt. EBITDA is not defined by generally accepted accounting principles.

"During the fourth quarter, the company recorded a net tax benefit of $2.1 million, resulting in an effective tax rate of 11% for the entire year, compared with a tax rate of 25% for the year 1999," continued Mr.Joyce. "The reduced income taxes in 2000 are principally attributable to tax holidays in connection with the acquisition of the K1, 2 and 3 assembly and test facilities in Korea, and additional tax holidays granted to our Philippines operations during the fourth quarter of 2000."

FOURTH QUARTER 2000 OPERATING HIGHLIGHTS

- High end (advanced leadframe and laminate) products were 68% of packaging revenue, compared to 63% in the fourth quarter of 1999.

- Overall assembly capacity utilization was 75% compared with 85% in the third quarter of 2000.

- Anam's wafer foundry averaged approximately 24,000 monthly wafer starts.

-        Test revenue was $31 million, up from $22 million in Q4 of 1999.

                                     -more-

BUSINESS OUTLOOK

At the present time there is uncertainty as to when excess inventory throughout the supply chain will be absorbed, and when end market demand will rebound. The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. These statements do not reflect the impact of any mergers, acquisitions or other business combinations that may take place during the year.

- The dramatic slowdown in economic conditions is affecting customer forecasts and impairing our visibility into 2001. The first calendar quarter is typically seasonally weak compared to the preceding quarter. Our best estimate is that first quarter assembly and test revenue, including revenue from the joint venture with Toshiba, which commenced January 1, will be 10% below the fourth quarter, plus or minus several percentage points, due to reduced customer demand and seasonal factors.

- We expect first quarter wafer fab revenue to be approximately $55 million compared with $108 million in the fourth quarter of 2000, principally due to lower levels of demand for digital signal processors from the foundry's largest customer. We expect wafer fab sales to strengthen during the course of 2001, although it is premature to estimate full year revenues.

- Current market weakness and excess industry capacity increases the likelihood of heightened price competition. We believe assembly quarterly ASP declines will approximate 4% - 6% for the first two quarters of 2001.

- Our gross margin for the first quarter of 2001 is expected to be in the range of 22%, plus or minus a couple of points, primarily due to lower revenue. For the full year, our gross margin will depend on the timing and magnitude of business recovery.

- For the first quarter of 2001, operating expenses should increase modestly, however as a percentage of revenue, operating expenses are expected to increase to approximately 12%. For the full year, the operating expense percentage should decline to the 9% to 10% range, based on expected levels of business activity.

- As a result of the above, we presently expect that for the first quarter of 2001, our core assembly and test business will reflect a modest pre-tax profit.

- The tax rate for the first quarter and full year 2001 is expected to be in the range of 11%.

- Depreciation is expected to be approximately $75 to $80 million in the first quarter, and approximately $300 million for the full year 2001. Amortization of goodwill and acquired intangibles is expected to be approximately $30 million in the first quarter of 2001, and $120 million for the full year.

                                     -more-

- For the first quarter of 2001, we expect capital expenditures of approximately $85 million, supporting the development of our flip chip, system-in-package and high-end BGA capabilities, and to build out additional manufacturing capacity at our K4 complex in Korea. Capital spending is presently expected to be in the range of $250 million for all of 2001. We will monitor industry conditions closely and will revise these plans as conditions warrant.

"Our historic annual revenue and earnings growth has been in the range of 20% to 25%, and our goal has always been to maintain this rate of growth. I believe this remains a realistic goal for our core assembly and test business in 2001, despite the present economic conditions," said James Kim, Amkor's Chairman and Chief Executive Officer. "We believe that the current market weakness will be relatively short-lived, and that normal semiconductor industry growth will resume in the second half of the year, preceding a broader economic rebound in late 2001 or early 2002. More important, we intend to capitalize on our strong customer relationships, technology leadership and pro-active strategy of expanding our presence into China, Japan, and Taiwan. Together, these actions will help ensure that we take an active part in achieving our growth objectives."

"We continue to invest in those strategic elements of our business, such as System-in-Package, Flip Chip, Stacked CSP, Strip Test and High-End BGA, that are expected to provide a strong platform for future growth," said Mr. Boruch.

 "Our System-in-Package business is developing very well, and we believe our sizable investment in this new business venture is beginning to pay off," continued Mr. Boruch. "We have reached volume production in flash storage cards for Sandisk and power amplifier modules for RF Micro Devices, and will be increasing production of TouchChip sensors for ST Microelectronics. We are in development or qualification stages on a number of other SiP applications. Our SiP business should realize significant revenue growth in 2001 and beyond."

"Our landmark joint venture with Toshiba commenced operations on January 1. This is the first large-scale outsourcing of assembly and test for a major Japanese semiconductor company and positions Amkor for further penetration of what we believe is a multi-billion dollar market in Japan for assembly and test," continued Mr. Boruch.

"Earlier this month we fulfilled another key strategic goal when we announced that we would open our first assembly and test operation in China. This facility, which will initially package and test IC components for the local cell phone market, is the first step of what we expect will be a major market presence for Amkor over the coming years," said Mr. Boruch.

                                     -more-

"We continue to have discussions with leading optical device companies in North America and Europe, as well emerging companies in this rapidly developing industry," said Mr. Boruch. "We have recently commenced business relationships with several of these companies and will update the market as business levels and customer sensitivities permit."

Amkor will be holding a conference call on January 31 at 5:00 p.m. eastern time to discuss the results of the fourth quarter in more detail. Participants can access the call at 712-271-3964. The call will also be webcast through our web site, http://www.amkor.com.

Amkor is the world's largest provider of contract microelectronics manufacturing services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services, including deep sub-micron wafer fabrication; wafer probe, wafer mapping, characterization and reliability testing; IC packaging design and assembly; multi-chip module design and assembly; and final testing. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

The statements by James Kim and John Boruch and the above statements contained in our Business Outlook are forward-looking statements that involve a number of risks and uncertainties. Factors that could affect future operating results and cause actual results to vary materially from historical results include, but are not limited to: dependence on the highly cyclical nature the semiconductor industry; competitive pricing and declines in average selling prices; dependence on our relationship with ASI for all of our wafer fabrication output; reliance on a small group of principal customers; timing and volume of orders relative to the production capacity; availability of manufacturing capacity and fluctuations in manufacturing yields; availability of financing; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations; and the results of ASI through the equity method of accounting.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-Q for the fiscal quarter ended September 30, 2000.

Contact: Jeffrey Luth (Investors)                    Ken Jensen (Media)
         610-431-9600 ext. 5613                      480-821-2408  Ext. 5130
         jluth@amkor.com                             kjens@amkor.com

                               (tables to follow)

                             AMKOR TECHNOLOGY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)

                                                                  For the Three Months Ended       For the Twelve Months Ended
                                                                          December 31,                     December 31,
                                                                          (unaudited)                      (unaudited)

                                                                    2000             1999             2000              1999
                                                                 -----------      -----------      -----------      -----------
Net revenues                                                     $   636,871      $   538,274      $ 2,387,294      $ 1,909,972

Cost of revenues--including purchases from ASI                       465,419          428,366        1,782,158        1,560,816
                                                                 -----------      -----------      -----------      -----------

Gross profit                                                         171,452          109,908          605,136          349,156
                                                                 -----------      -----------      -----------      -----------

Operating expenses:
Selling, general and administrative                                   53,759           39,560          192,623          144,538
Amortization of goodwill & other acquired intangibles                 20,925            4,163           63,080           17,105
Research and development                                               8,976            3,352           26,057           11,436
                                                                 -----------      -----------      -----------      -----------
Total operating expenses                                              83,660           47,075          281,760          173,079
                                                                 -----------      -----------      -----------      -----------
Operating income                                                      87,792           62,833          323,376          176,077
                                                                 -----------      -----------      -----------      -----------

Other (income) expense:
Interest expense, net                                                 38,196           15,935          119,840           45,364
Foreign currency loss                                                    205              157            4,812              308
Other expense(income), net                                              (130)          18,892            1,295           25,117
                                                                 -----------      -----------      -----------      -----------
Total other expense                                                   38,271           34,984          125,947           70,789
                                                                 -----------      -----------      -----------      -----------

Income before income taxes and equity in income of investees          49,521           27,849          197,429          105,288
Provision for income taxes                                             2,140           (5,694)         (22,285)         (26,600)
Equity in loss of investees                                          (10,771)          (1,969)         (20,991)          (1,969)
                                                                 -----------      -----------      -----------      -----------
Net income                                                       $    40,890      $    20,186      $   154,153      $    76,719
                                                                 ===========      ===========      ===========      ===========

Per Share Data:
Basic net income per common share                                $      0.27      $      0.16      $      1.06      $      0.64
                                                                 ===========      ===========      ===========      ===========

Diluted net income per common share                              $      0.26      $      0.16      $      1.02      $      0.63
                                                                 ===========      ===========      ===========      ===========

Shares used in computing basic net income per common share           151,992          123,090          145,806          119,341
                                                                 ===========      ===========      ===========      ===========

Shares used in computing diluted net income per common share         157,905          136,856          153,223          135,067
                                                                 ===========      ===========      ===========      ===========

                             AMKOR TECHNOLOGY, INC.
            SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME EXCLUDING
       AMORTIZATION OF GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLES
                      (in thousands, except per share data)

                                                                  For the Three Months Ended      For the Twelve Months Ended
                                                                         December 31,                     December 31,
                                                                         (unaudited)                      (unaudited)

                                                                    2000             1999             2000             1999
                                                                 -----------      -----------      -----------      -----------
Net revenues                                                     $   636,871      $   538,274      $ 2,387,294      $ 1,909,972

Cost of revenues-including purchases from ASI                        465,419          428,366        1,782,158        1,560,816
                                                                 -----------      -----------      -----------      -----------

Gross profit                                                         171,452          109,908          605,136          349,156
                                                                 -----------      -----------      -----------      -----------

Operating expenses:
     Selling, general and administrative                              53,759           39,560          192,623          144,538
     Research and development                                          8,976            3,352           26,057           11,436
                                                                 -----------      -----------      -----------      -----------
          Total operating expenses                                    62,735           42,912          218,680          155,974
                                                                 -----------      -----------      -----------      -----------
Operating income                                                     108,717           66,996          386,456          193,182
                                                                 -----------      -----------      -----------      -----------

Other (income) expense:
     Interest expense, net                                            38,196           15,935          119,840           45,364
     Foreign currency loss                                               205              157            4,812              308
     Other expense(income), net                                         (130)          18,892            1,295           25,117
                                                                 -----------      -----------      -----------      -----------
          Total other expense                                         38,271           34,984          125,947           70,789
                                                                 -----------      -----------      -----------      -----------

Income before income taxes and equity in income of investees          70,446           32,012          260,509          122,393
Provision for income taxes                                             2,140           (5,694)         (22,285)         (26,600)
Equity in income of investees                                         (1,920)             238            3,919              238
                                                                 -----------      -----------      -----------      -----------
Net income                                                       $    70,666      $    26,556      $   242,143      $    96,031
                                                                 ===========      ===========      ===========      ===========

Per Share Data:
Basic net income per common share                                $      0.46      $      0.22      $      1.66      $      0.80
                                                                 ===========      ===========      ===========      ===========

Diluted net income per common share                              $      0.45      $      0.21      $      1.60      $      0.77
                                                                 ===========      ===========      ===========      ===========

Shares used in computing basic net income per common share           151,992          123,090          145,806          119,341
                                                                 ===========      ===========      ===========      ===========

Shares used in computing diluted net income per common share         157,905          136,856          153,223          135,067
                                                                 ===========      ===========      ===========      ===========

The above supplemental consolidated statements of income exclude the effects of the following:

     During the three months and twelve months ended December 31, 2000, the amortization of goodwill and other acquired intangibles excluded from SGA was $20.9 million and $63.1 million, respectively.

     During the three months and twelve months ended December 31, 1999, the amortization of goodwill excluded from SGA was $4.2 million and $17.1 million, respectively.

     During the three months and twelve months ended December 31, 2000, the amortization of the difference between the cost of our equity investments and our share of the underlying net assets of ASI excluded from equity in income (loss) of investees was $8.9 million and $24.9 million, respectively.

                             AMKOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                                                        December 31,            December 31,
                                                                                           2000                    1999
                                                                                        -----------             -----------
                                                                                        (unaudited)
Assets
Current assets:
      Cash and cash equivalents                                                         $    93,517             $    98,045
      Short-term investments                                                                      0                 136,595
      Accounts receivable
          Trade, net of allowance for doubtful accounts of $2,426 and $2,443                301,915                 157,281 (a)
          Due from affiliates                                                                 1,634                   6,278
          Other                                                                               6,465                   6,469
      Inventories                                                                           108,613                  91,465
      Other current assets                                                                   36,873                  11,117
                                                                                        -----------             -----------
                     Total current assets                                                   549,017                 507,250
                                                                                        -----------             -----------
Property, plant and equipment, net                                                        1,478,510 (b)             859,768
Investments                                                                                 501,254 (b)              63,672
Other assets:
      Due from affiliates                                                                    25,013                  27,858
      Goodwill and acquired intangibles                                                     737,593 (b)             233,532
      Other                                                                                 101,897                  63,009
                                                                                        -----------             -----------
                     Total other assets                                                     864,503                 324,399
                                                                                        -----------             -----------
                     Total assets                                                       $ 3,393,284             $ 1,755,089
                                                                                        ===========             ===========

Liabilities and Stockholders' Equity
Current liabilities:
      Bank overdraft                                                                    $    25,731             $    16,209
      Short-term borrowings and current portion of long-term debt                            73,586 (b)               6,465
      Trade accounts payable                                                                133,047                 122,147
      Due to affiliates                                                                      32,534                  37,913
      Accrued expenses                                                                      129,301                  88,577
      Accrued income taxes                                                                   52,232                  41,587
                                                                                        -----------             -----------
                     Total current liabilities                                              446,431                 312,898
                                                                                        -----------             -----------
Long-term debt                                                                            1,585,536 (b)             687,456
Other noncurrent liabilities                                                                 46,483                  16,994
                                                                                        -----------             -----------
                     Total liabilities                                                    2,078,450               1,017,348
                                                                                        -----------             -----------

Commitments and contingencies

Stockholders' equity:
      Common stock                                                                              152                     131
      Additional paid-in capital                                                            975,026 (b)             551,964
      Retained earnings                                                                     343,886                 189,733
      Receivable from stockholder                                                            (3,276)                 (3,276)
      Accumulated other comprehensive income                                                   (954)                   (811)
                                                                                        -----------             -----------
                     Total stockholders' equity                                           1,314,834                 737,741
                                                                                        -----------             -----------
                     Total liabilities and stockholders' equity                         $ 3,393,284             $ 1,755,089
                                                                                        ===========             ===========

(a) Excludes approximately $71.5 million in accounts receivable sold under an accounts receivable sale agreement which was terminated in May 2000 in connection with the acquisition of the K1, K2 & K3 packaging operations from Anam Semiconductor.

(b) Increases are primarily attributable to the acquisition of K1, K2 & K3, the equity investment in ASI, and related debt and equity financing.